CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$2,550,000	$100.22

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $291,038.65 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-117770) filed by JPMorgan Chase & Co. on July 30, 2004, and have been carried forward, of which $100.22 offset against the registration fee due for this offering and of which $290,938.44 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement no. 1540 To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 115-II dated June 2, 2008	Registration Statement No. 333-130051 Dated September 5, 2008 Rule 424(b)(2)

Structured Investments	JPMorgan Chase & Co. $2,550,000 Principal Protected Notes Linked to a Weighted Basket Consisting of Ten Commodities and Two Commodity Indices due March 10, 2014

General

  Senior unsecured obligations of JPMorgan Chase & Co. maturing March 10, 2014*.
  Cash payment at maturity of principal plus the Additional Amount, as described below.
  The notes are designed for investors who seek exposure to any appreciation of a weighted diversified basket of commodities and commodity indices composed of Crude Oil, Natural Gas, RBOB Gasoline, Heating Oil, Aluminum, Copper, Nickel, Zinc, Lead, Gold, the S&P GSCI™ Livestock Index Excess Return and the S&P GSCI™ Agriculture Index Excess Return over the term of the notes. Investors should be willing to forgo interest payments as well while seeking full principal protection plus a likely positive return at maturity.
  Minimum denominations of $1,000 and integral multiples in excess thereof.
  The notes priced on September 5, 2008 and are expected to settle on or about September 12, 2008.

Key Terms

Basket:

The notes are linked to a weighted Basket consisting of WTI Crude Oil (“Crude Oil,” Bloomberg symbol “CL1”), Natural Gas (“Natural Gas,” Bloomberg symbol “NG1”), RBOB Gasoline (“RBOB Gasoline,” Bloomberg symbol “XB1”), Heating Oil (“Heating Oil,” Bloomberg symbol “HO1”), Primary Aluminum (“Aluminum,” Bloomberg symbol “LOAHDY”), Copper Grade A (“Copper,” Bloomberg symbol “LOCADY”), Primary Nickel (“Nickel,” Bloomberg symbol “LONIDY”), Special High Grade Zinc (“Zinc,” Bloomberg symbol “LOZSDY”), Standard Lead (“Lead,” Bloomberg symbol “LOPBDY”), Gold (“Gold,” Bloomberg symbol “GOLDLNPM”) (each a “Basket Commodity,” and collectively, the “Basket Commodities”); the S&P GSCI™ Livestock Index Excess Return (“S&P GSCI™ Livestock,” Bloomberg symbol “SPGCLVP”) and the S&P GSCI™ Agriculture Index Excess Return (“S&P GSCI™ Agriculture,” Bloomberg symbol “SPGCAGP”) (each a “Basket Index,” and collectively, the “Basket Indices”) (each Basket Commodity and each Basket Index, a “Basket Component,” and collectively, the “Basket Components”).

Component Weightings:

The Crude Oil Weighting is 15%, the Natural Gas Weighting is 10%, the RBOB Gasoline Weighting is 5%, the Heating Oil Weighting is 5%, the Aluminum Weighting is 7%, the Copper Weighting is 7%, the Nickel Weighting is 6%, the Zinc Weighting is 5%, the Lead Weighting is 5%, the Gold Weighting is 5%, the Livestock Weighting is 10% and the Agriculture Weighting is 20% (each a “Component Weighting,” and collectively, the “Component Weightings”).

Payment at Maturity:	At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which may be zero.
Additional Amount:	The Additional Amount per $1,000 principal amount note paid at maturity will equal $1,000 x the Basket Return x the Participation Rate; provided that the Additional Amount will not be less than zero.
Participation Rate:	119%
Basket Return:	Ending Basket Level —Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date, which was September 5, 2008.
Ending Basket Level:	The Basket Closing Level on the Observation Date.
Basket Closing Level:	The Basket Closing Level on any trading day will be calculated as follows:

100 x [1 + (Crude Oil Return * Crude Oil Weighting) + (Natural Gas Return * Natural Gas Weighting) + (RBOB Gasoline Return * RBOB Gasoline Weighting) + (Heating Oil Return * Heating Oil Weighting) + (Aluminum Return * Aluminum Weighting) + (Copper Return * Copper Weighting) + (Nickel Return * Nickel Weighting) +(Zinc Return * Zinc Weighting) + (Lead Return * Lead Weighting) + (Gold Return * Gold Weighting) + (Livestock Return * Livestock Weighting) + (Agriculture Return * Agriculture Weighting)]

The returns set forth in the formula above reflect the performance of each Basket Component from the relevant settlement price, fixing level or closing level on the pricing date to the relevant settlement price, fixing level or closing level on such trading day. For more information on the calculation of the returns for the Basket Components, see “Selected Purchase Considerations — Component Returns” in this pricing supplement.

Observation Date:	March 5, 2014*
Maturity Date:	March 10, 2014*
CUSIP:	48123LPC2
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 115-II.

Investing in the Principal Protected Notes involves a number of risks. See “Risk Factors” beginning on page PS-14 of the accompanying product supplement no. 115-II and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

To the extent the information contained in footnotes (1) and (2) below differs from or conflicts with the disclosure set forth under “Use of Proceeds” in product supplement no. 115-II, the information in the footnotes (1) and (2) below controls.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$50	$950

Total	$2,550,000	$127,500	$2,422,500

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2)

J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $50.00 per $1,000 principal amount note and will use a portion of that commission to pay selling concessions to other dealers of $30.00 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize in consideration for assuming risks inherent in hedging our obligations under the notes. See “Underwriting” beginning on page PS-63 of the accompanying product supplement no. 115-II.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

September 5, 2008

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 115-II dated June 2, 2008. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated September 5, 2008 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 115-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 115-II dated June 2, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208002927/e31822-424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  PRESERVATION OF CAPITAL AT MATURITY — You will receive at least 100% of the principal amount of your notes if you hold the notes to maturity, regardless of the performance of the Basket. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  APPRECIATION POTENTIAL — At maturity, in addition to your principal, for each $1,000 principal amount note you will receive a payment equal to $1,000 x the Basket Return x the Participation Rate of 119%, provided that this payment (the Additional Amount) will not be less than zero.
  BASKET COMPONENT RETURNS — Each of the Crude Oil Return, Heating Oil Return, Natural Gas Return and RBOB Gasoline Return is the performance of the relevant Basket Commodity, expressed as a percentage, from the official settlement price for the relevant Basket Commodity on the New York Mercantile Exchange (the “NYMEX”) (in the case of Crude Oil, the first nearby month futures contract for WTI crude oil; in the case of Heating Oil, the first nearby month futures contract for fungible No. 2 heating oil; in the case of Natural Gas, the first nearby month futures contract for Henry Hub natural gas; and in the case of RBOB gasoline, the first nearby month futures contract for non-oxygenated blendstock gasoline), stated in U.S. dollars on the pricing date to the official settlement price on the NYMEX (as described above for the relevant Basket Component), stated in U.S. dollars, for such Basket Commodity on the Observation Date. Each of the Aluminum Return, the Copper Return, the Lead Return, the Nickel Return and the Zinc Return is the performance of the relevant Basket Commodity, expressed as a percentage, from the official cash settlement price per metric ton stated in U.S. dollars as determined by the London Metal Exchange (the “LME”) for the relevant Basket Commodity on the pricing date to the official cash settlement price per metric ton stated in U.S. dollars as determined by the LME for such Basket Commodity on the Observation Date. The Gold Return is the performance of Gold, expressed as a percentage, from the official afternoon Gold fixing per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the LBMA on the pricing date to the official afternoon Gold fixing per troy ounce of Gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the LBMA on the Observation Date. Each of the Livestock Return and Agriculture Return is the performance of the S&P GSCI™ Livestock Index Excess Return and the S&P GSCI™ Agriculture Index Excess Return, respectively, expressed as a percentage, from the closing level of the relevant Basket Index on the pricing date to the closing level of such Basket Index on the Observation Date. For additional information, see “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 115-II.
  DIVERSIFICATION OF THE BASKET COMPONENTS — The return on the notes is linked to a weighted basket consisting of ten commodities — Crude Oil, Natural Gas, RBOB Gasoline and Heating Oil, which are traded on NYMEX, Aluminum, Copper, Nickel, Zinc and Lead, which are traded on LME, and Gold, which is traded on LBMA; and two commodity indices — the S&P GSCI™ Livestock Index Excess Return and the S&P GSCI™ Agriculture Index Excess Return. Each of the Basket Indices is a sub-index of the S&P GSCI™ Excess Return Index (“S&P GSCI™”), a composite index of commodity sector returns, calculated, maintained and published daily by Standard & Poor’s, a division of The McGraw-Hill Companies (“S&P”). The S&P GSCI™ is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy. Each of the Basket Indices reflects the excess return that is potentially available through an unleveraged investment in the futures contracts relating to the relevant component commodity of the S&P GSCI™. The S&P GSCI™ represents the return of a portfolio of the futures contracts for the underlying commodities. The S&P GSCI™ Livestock Index Excess Return represents the livestock commodity components of the S&P GSCI™, including live cattle, feeder cattle and lean hogs, which are “non-storable” commodities. The S&P GSCI™ Agriculture Index Excess Return represents the agricultural commodity components of the S&P GSCI™, including wheat (Chicago wheat), red wheat (Kansas wheat), corn, soybeans, cotton, sugar, coffee and cocoa. For additional information about each Basket Component, see the information set forth under “The Basket Components” in the accompanying product supplement no. 115-II.
  TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 115-II. Subject to the limitations described therein, in the opinion of our special tax counsel, Sidley Austin LLP, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You will generally be required to recognize interest income in each year at the “comparable yield,” as determined by us, although we will not make any payments with respect to the notes until maturity. Interest included in income will increase

JPMorgan Structured Investments — Principal Protected Notes Linked to a Weighted Basket Consisting of Ten Commodities and Two Commodity Indices	PS-1
  your basis in the notes. Generally, amounts received at maturity or earlier sale or disposition in excess of your basis will be treated as additional interest income while any loss will be treated as an ordinary loss to the extent of all previous inclusions with respect to the notes, which will be deductible against other income (e.g., employment and interest income), with the balance treated as capital loss, the deductibility of which may be subject to limitations. Purchasers who are not initial purchasers of notes at the issue price should consult their tax advisers with respect to the tax consequences of an investment in the notes, including the treatment of the difference, if any, between their basis in the notes and the notes’ adjusted issue price.
  COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We have determined that the “comparable yield” is an annual rate of 5.22%, compounded semi-annually. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of a single payment at maturity, equal to $1,327.66. Assuming a semi-annual accrual period, the following table states the amount of OID that will accrue with respect to a note during each calendar period, based upon our determination of the comparable yield and the projected payment schedule.

Calendar Period	Accrued OID During Calendar Period (per $1,000 note)	Total Accrued OID from Original Issue Date per $1,000 note as of End of Calendar Period

September 12, 2008 through December 31, 2008 ....	$15.81	$15.81

January 1, 2009 through December 31, 2009 ....	$53.71	$69.52

January 1, 2010 through December 31, 2010 ....	$56.55	$126.07

January 1, 2011 through December 31, 2011 ....	$59.55	$185.62

January 1, 2012 through December 31, 2012....	$62.69	$248.31

January 1, 2013 through December 31, 2013....	$66.01	$314.32

January 1, 2014 through March 10, 2014....	$13.34	$327.66

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, any of the Basket Components, any of the futures contracts underlying the Basket Indices or any futures contracts on, exchange-traded or over-the-counter instruments based on, or other instruments linked to, any of the Basket Components for which there is an active secondary market. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 115-II dated June 2, 2008.

  MARKET RISK — The return on the notes at maturity is linked to the performance of the Basket, and will depend on whether, and the extent to which, the Basket Return is positive. YOU WILL RECEIVE NO MORE THAN THE FULL PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE BASKET RETURN IS ZERO OR NEGATIVE.
  THE NOTES MIGHT NOT PAY MORE THAN THE PRINCIPAL AMOUNT — You may receive a lower payment at maturity than you would have received if you had invested in the commodities included in the Basket. If the Ending Basket Level does not exceed the Starting Basket Level, the Additional Amount will be zero. This will be true even if the value of the Basket was higher than the Starting Basket Level at some time during the term of the notes but falls below the Starting Basket Level on the Observation Date.
  CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Price movements in the Basket Components may not correlate with each other. At a time when the value of one or more of the Basket Components increases, the value of the other Basket Components may not increase as much or may even decline in value. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Components, particularly if the Basket Component or Components that appreciate are of relatively low weight in the Basket. There can be no assurance that the Ending Basket Level will be greater than the Starting Basket Level. If the Basket Return is negative or zero, you will only receive the principal amount of your notes at maturity.
  INVESTMENTS RELATED TO THE VALUE OF THE BASKET COMPONENTS MAY BE MORE VOLATILE THAN TRADITIONAL SECURITIES INVESTMENTS — The value of each Basket Component is subject to variables that may be less significant to the values of traditional securities such as stocks and bonds, and where the return on the securities is not related to commodities or commodities futures contracts. Variables such as changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, weather, trade, fiscal, monetary and exchange control policies may have a larger impact on commodity prices and commodity-linked indices than on traditional securities. These additional variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities and may cause the levels of the Basket Components to move in unpredictable and unanticipated directions and at unpredictable or unanticipated rates.
  NO INTEREST PAYMENTS OR RIGHTS IN THE BASKET COMMODITIES, OR THE COMMODITIES UPON WHICH THE FUTURES CONTRACTS THAT COMPOSE THE BASKET INDICES ARE BASED OR CERTAIN OTHER COMMODITY-RELATED CONTRACTS — As a holder of the notes, you will not receive any interest payments, and you will not have any rights that owners of the Basket Commodities or the commodities upon which the futures contracts that compose the Basket Indices are based or holders of forward or futures contracts on or other instruments linked to the Basket Commodities or such commodities have.  The return on your notes will not reflect the return you would realize if you actually purchased the Basket Commodities or the commodities upon which the futures contracts that compose the Basket Indices are based, or exchange-traded or over-the-counter instruments based on any of the Basket Components.

JPMorgan Structured Investments — Principal Protected Notes Linked to a Weighted Basket Consisting of Ten Commodities and Two Commodity Indices	PS-2
  HIGHER FUTURE PRICES OF COMMODITIES INCLUDED IN THE BASKET INDICES RELATIVE TO THEIR CURRENT PRICES MAY LEAD TO A DECREASE IN THE PAYMENT AT MATURITY OF THE NOTES — As the contracts that underlie the Basket Indices come to expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This is accomplished by selling the October contract and purchasing the November contract. This process is referred to as “rolling.” Excluding other considerations, if the market for these contracts is in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the Basket Indices have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, some of the commodities reflected in the Basket Indices have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which prices are higher in more distant delivery months than in nearer delivery months. Commodities may also fluctuate between backwardation and contango markets. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Basket and, accordingly, the payment at maturity of the Notes.
  CHANGES IN THE COMPOSITION AND VALUATION OF THE S&P GSCI™ MAY ADVERSELY AFFECT THE PAYMENT AT MATURITY AND/OR THE MARKET VALUE OF THE NOTES — The composition of the S&P GSCI™ and its sub-indices (including the Basket Indices) may change over time, as additional futures contracts satisfy the eligibility criteria or futures contracts currently included in the S&P GSCI™ fail to satisfy such criteria. The weighting factors applied to each commodity included in the Basket Indices change annually, based on changes in commodity production statistics. In addition, S&P, in consultation with its Advisory Panel, may modify the methodology for determining the composition and weighting of the Basket Indices and for calculating their value in order to assure that the Basket Indices represent a measure of the performance over time of the markets for the underlying commodities. A number of modifications to the methodology for determining the contracts to be included in the Basket Indices, and for valuing Basket Indices, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the payment at maturity and/or the market value of the Notes.
  EACH OF THE BASKET INDICES MAY BE MORE VOLATILE AND SUSCEPTIBLE TO PRICE FLUCTUATIONS OF COMMODITIES THAN A BROADER COMMODITIES INDEX — Each of the Basket Indices may be more volatile and susceptible to price fluctuations than a broader commodities index, such as the S&P GSCI™. In contrast to the S&P GSCI™, which includes contracts on the principal physical commodities that are actively traded, each of the Basket Indices is comprised of contracts on only a portion of such physical commodities. As a result, price volatility in the contracts included in the S&P GSCI™ will likely have a greater impact on each Basket Index than it would on the broader S&P GSCI™, and each Basket Index individually will be more susceptible to fluctuations and declines in value of the physical commodities included in such Basket Index. In addition, because each of the Basket Indices omit principal market sectors comprising the S&P GSCI™, they may be less representative of the economy and commodity markets as a whole and might therefore not serve as a reliable benchmark for commodity market performance generally.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Basket on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the volatility, frequency and magnitude of changes in the value of the Basket Components;
    supply and demand trends for each Basket Component at any time;
    the market price of the Basket Commodities and the physical commodities upon which the futures contracts that compose the Basket Indices are based or the exchange traded futures contracts on such commodities;
    a variety of economic, financial, political and regulatory, geographical, meteorological or judicial events;
    interest and yield rates in the market generally;
    the time remaining to the maturity of the notes; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Principal Protected Notes Linked to a Weighted Basket Consisting of Ten Commodities and Two Commodity Indices	PS-3

Sensitivity Analysis — Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates the payment at maturity (including, where relevant, the payment of the Additional Amount) for a $1,000 principal amount note for a hypothetical range of performances for the Basket Return from -80% to +80% and reflects the Participation Rate of 119%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Basket Return x Participation Rate (119%)	Additional Amount		Principal		Payment at Maturity

180	80%	95.20%	$952.00	+	$1,000.00	=	$1,952.00
170	70%	83.30%	$833.00	+	$1,000.00	=	$1,833.00
160	60%	71.40%	$714.00	+	$1,000.00	=	$1,714.00
150	50%	59.50%	$595.00	+	$1,000.00	=	$1,595.00
140	40%	47.60%	$476.00	+	$1,000.00	=	$1,476.00
130	30%	35.70%	$357.00	+	$1,000.00	=	$1,357.00
120	20%	23.80%	$238.00	+	$1,000.00	=	$1,238.00
110	10%	11.90%	$119.00	+	$1,000.00	=	$1,119.00
105	5%	5.95%	$59.50	+	$1,000.00	=	$1,059.50
100	0%	0.00%	$0.00	+	$1,000.00	=	$1,000.00
90	-10%	N/A	$0.00	+	$1,000.00	=	$1,000.00
80	-20%	N/A	$0.00	+	$1,000.00	=	$1,000.00
70	-30%	N/A	$0.00	+	$1,000.00	=	$1,000.00
60	-40%	N/A	$0.00	+	$1,000.00	=	$1,000.00
50	-50%	N/A	$0.00	+	$1,000.00	=	$1,000.00
40	-60%	N/A	$0.00	+	$1,000.00	=	$1,000.00
30	-70%	N/A	$0.00	+	$1,000.00	=	$1,000.00
20	-80%	N/A	$0.00	+	$1,000.00	=	$1,000.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 120. Because the Ending Basket Level of 120 is greater than the Starting Basket Level of 100, the Additional Amount is equal to $238 and the final payment at maturity is equal to $1,238 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x [(120-100)/100] x 119%) = $1,238

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 60. Because the Ending Basket Level of 60 is lower than the Starting Basket Level of 100, the final payment per $1,000 principal amount note at maturity is the principal amount of $1,000.

Example 3: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 110. Because the Ending Basket Level of 110 is greater than the Starting Basket Level of 100, the Additional Amount is equal to $119 and the final payment at maturity is equal to $1,119 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x [(110-100)/100] x 119%) = $1,119

JPMorgan Structured Investments — Principal Protected Notes Linked to a Weighted Basket Consisting of Ten Commodities and Two Commodity Indices	PS-4

Historical Information

The following graphs show the historical weekly performance of Crude Oil, Natural Gas, Heating Oil, Aluminum, Copper, Nickel, Zinc, Lead, Gold, the S&P GSCI™ Livestock Index Excess Return and the S&P GSCI™ Agriculture Index Excess Return, from January 3, 2003 through September 5, 2008, as well as the historical weekly performance of RBOB Gasoline and the Basket as a whole from October 7, 2005 through September 5, 2008. The graph of the historical Basket performance assumes the Basket level on October 7, 2005 was 100 and the Component Weightings specified on the cover of this pricing supplement on that date. The Crude Oil settlement price on September 5, 2008 was $106.23. The Natural Gas settlement price on September 5, 2008 was $7.449. The RBOB Gasoline settlement price on September 5, 2008 was $268.61. The Heating Oil settlement price on September 5, 2008 was $298.28. The Aluminum settlement price on September 5, 2008 was $2596. The Copper settlement price on September 5, 2008 was $7075. The Nickel settlement price on September 5, 2008 was $18560. The Zinc settlement price on September 5, 2008 was $1735.5. The Lead settlement price on September 5, 2008 was $1806. The Gold fixing level on September 5, 2008 was $808.5. The closing level of the S&P GSCI™Livestock Index Excess Return on September 5, 2008 was 286.2392. The closing level of the S&P GSCI™ Agriculture Index Excess Return on September 5, 2008 was 75.13261. We obtained the various settlement prices and closing levels for the various Basket Components from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

The historical settlement prices and closing levels of the Basket Components and the Basket should not be taken as an indication of future performance, and no assurance can be given as to the settlement price fixing level or closing level of any Basket Component on the Observation Date. Although unlikely, we cannot give you assurance that the performance of the Basket Components will result in the return of more than the principal amount of your notes.

JPMorgan Structured Investments — Principal Protected Notes Linked to a Weighted Basket Consisting of Ten Commodities and Two Commodity Indices	PS-5

Supplemental Underwriting Information

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this pricing supplement, which will be the fifth business day following the pricing date of the notes (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

JPMorgan Structured Investments — Principal Protected Notes Linked to a Weighted Basket Consisting of Ten Commodities and Two Commodity Indices	PS-6